AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT is entered into as of the 30th day of April, 2010, by and among Met Investor Series Trust (the “Fund”), on behalf of each of its series listed on Appendix 1, as amended from time to time, to the Agreement (as defined below) (collectively, the “Portfolios” or, individually, a “Portfolio”) and State Street Bank and Trust Company (the “Custodian”).

RECITALS

A. The Fund and the Custodian are parties to that certain Custodian Agreement dated as of October 1, 2001, as amended, modified or supplemented from time to time, (the “Agreement”) pursuant to which the Custodian was appointed custodian of each Portfolio’s assets;

B. Certain of the Portfolios invest in loans, including syndicated bank loans and bank loan participations, and desire the Custodian to provide certain services in connection with such investments;

C. The Fund and the Custodian wish to amend the terms of the Agreement as set forth herein; and

D. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby jointly and severally acknowledged, the parties hereto agree as follows:

1. Amendments to Agreement. The Agreement is hereby amended to add the following new Section 5A and 5B:

SECTION 5A. LOAN SERVICING PROVISIONS

SECTION 5A.1 GENERAL. The provisions of Section 5A shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”) entered into by the Fund on behalf of one or more of its Portfolios.

SECTION 5A.2 SAFEKEEPING. Instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans, if any (collectively “Financing Documents”), from time to time, shall be held by the Custodian at its offices in Boston, Massachusetts.

SECTION 5A.3 DUTIES OF THE CUSTODIAN. The Custodian shall accept such Financing Documents, if any, with respect to Loans as may be delivered to it from time to time by the Fund on behalf of one or more of its Portfolios. The Custodian shall be under no obligation to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect thereto, whether received by the Custodian as original documents, photocopies, by facsimile or otherwise. Without limiting the foregoing, the Custodian is under no duty to examine any such Financing Documents to determine whether necessary steps have been taken or requirements met with respect to the assignment or transfer of the related Loan or applicable interest or participation in such Loan. The Custodian shall be entitled to assume the genuineness, sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing on such documents. Notwithstanding any term of this Agreement to the contrary, with respect to any Loans, (i) the Custodian shall be under no obligation to determine, and shall have no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf), (ii) without limiting the foregoing, delivery of any such Loan (including without limitation, for purposes of Section 2.6 above) may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment agreement (an “Assignment Agreement”) or a confirmation or certification from the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to the Custodian, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Assignment Agreement, collectively, an “Assignment Agreement or Confirmation”), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an “Instrument”), (iii) if an original Instrument shall be or shall become available with respect to any such Loan, it shall be the sole responsibility of the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Fund on behalf of its Portfolio to make or cause delivery of such Instrument to the Custodian, and (iv) any reference to Financing Documents appearing in this Section 5A shall be deemed to include, without limitation, any such Instrument and/or Assignment Agreement or Confirmation.

If payments with respect to a Loan (“Loan Payment”) are not received by the Custodian on the date on which they are due, as reflected in the Payment Schedule (as such term is defined in Section 5A.4 below) of the Loan (“Payment Date”), or in the case of interest payments, not received either on a scheduled interest payable date, as reported to the Custodian by the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) for the Loan (the “Interest Payable Date”), or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than one business day after the Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the “Obligor”) of the Obligor’s failure to make timely payment, and (2) if such Loan Payment is not received within three business days of its due date, shall notify the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) of such Obligor’s failure to make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) as provided herein.

The Custodian shall have no responsibilities or duties whatsoever under this Agreement, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. Without limiting the foregoing, the Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans or any Financing Documents (including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or Obligor, except that the Custodian shall undertake reasonable efforts to promptly forward any such notice to the Fund on behalf of its Portfolio or any investment adviser acting on the Portfolio’s behalf). In case any question arises as to its duties hereunder, the Custodian may request instructions from the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Proper Instructions of such parties.

The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the applicable Portfolio; any and all credits and payments credited to such Portfolio, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

The Custodian shall promptly, upon the request of the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf), release to any party as the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) may specify, any Financing Documents being held by the Custodian on behalf of the Portfolio. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) with respect thereto, and except to the extent it shall have received the sale proceeds thereof.

In no event shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan.

SECTION 5A.4 RESPONSIBILITY OF THE FUND. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Fund on behalf of its Portfolio shall (a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the “Payment Schedule”) identifying the amount and due dates of scheduled principal payments, the Interest Payable Date(s) and related payment amount information, and such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as the Custodian reasonably may require; (c) take, or cause the investment adviser to take, all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (d) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Loan Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Fund on behalf of its Portfolio (or any investment adviser acting on the Portfolio’s behalf) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Fund on behalf of its Portfolio in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to the Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

SECTION 5A.5 INSTRUCTIONS; AUTHORITY TO ACT. The certificate of the Secretary or an Assistant Secretary of the Fund, identifying certain individuals as either duly-appointed officers of the Fund or employees of the investment adviser and authorized to sign any instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such individuals to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary or Assistant Secretary of the Fund. Notwithstanding any other provision of this Agreement, the Custodian shall have no responsibility to ensure that any investment by the Fund on behalf of one or more of its Portfolios with respect to Loans has been authorized.

SECTION 5A.6 ATTACHMENT. In case any portion of the Loans or the Financing Documents shall be attached or levied upon pursuant to an order of any court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of any court, or any other order, judgment or decree shall be made or entered by any court affecting the property of the Fund or its applicable Portfolio or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity of inquiring whether such court had jurisdiction, and, in case the Custodian obeyed or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

SECTION 5B. SECURITY INTEREST.

The provisions of this Section 5B shall apply with respect to Loans entered into by the Fund on behalf of one or more of its Portfolios. The provisions of this Section 5B shall constitute a security agreement. Terms used in this Section 5B which are defined or otherwise set forth in the Uniform Commercial Code of The Commonwealth of Massachusetts shall have the same meanings in this Section 5B as in the Uniform Commercial Code of The Commonwealth of Massachusetts. If a term is defined or otherwise set forth in Article 9 of the Uniform Commercial Code of The Commonwealth of Massachusetts and in another Article as well, the term as defined or otherwise set forth in Article 9 shall control.

SECTION 5B.1 COLLATERAL. To secure the due and punctual payment of all liabilities, whether actual or contingent (“Liabilities”), of the Fund on behalf of its Portfolios to the Custodian now or hereafter arising or incurred under or in connection with this Agreement, the Fund on behalf of its Portfolios hereby grants to the Custodian a security interest in the following, whether now existing or hereafter acquired or created (collectively, the “Collateral”):

(i)	all of the applicable Portfolio’s cash, deposit accounts, securities and other investment property, promissory notes and other instruments, chattel paper and other assets in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians;

(ii)	all of the applicable Portfolio’s promissory notes and chattel paper (A) copies of which are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, (B) assigned to the Portfolio and for which originals or copies of confirmations or other evidences of the assignment are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, (C) in which the Portfolio holds participations and for which originals or copies of the participation agreements or certificates are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, or (D) assigned to the Portfolio or in which such Portfolio holds participations and for which instructions have been given to make payments of principal, interest or other amounts thereon to any of the Custodian and its agents, affiliates and subcustodians;

(iii)	all of the applicable Portfolio’s payment intangibles (A) evidenced by or created under written or electronic agreements originals or copies of which are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, (B) assigned to the Fund on behalf of its Portfolio and for which originals or copies of confirmations or other evidences of the assignment are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, (C) in which the Fund on behalf of its Portfolio holds participations and for which originals or copies of the participation agreements or certificates are in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians, or (D) assigned to the Fund on behalf of its Portfolio or in which the Fund on behalf of its Portfolio holds participations and for which instructions have been given to make payments of principal, interest or other amounts thereon to any of the Custodian and its agents, affiliates and subcustodians; and

(iv)	any and all proceeds of any thereof.

The Liabilities include, without limitation, (a) the obligations of the Fund on behalf of its Portfolios to the Custodian in relation to any overdraft or other advance of cash or securities for any purpose including in connection with any pre-determined income or assumed settlements; (b) the obligations of the Fund on behalf of its Portfolios to the Custodian (in its capacity as foreign exchange provider or otherwise) in relation to any spot or forward foreign exchange contracts or any other foreign exchange contract or facility entered into with the Fund on behalf of its Portfolios; and (c) the obligations of the Fund on behalf of its Portfolios to reimburse the Custodian for any taxes, interest, charges, expense, assessments, or other liabilities that may be assessed against or imposed on the Custodian under or in connection with this Agreement for the Fund.

SECTION 5B.2 FAILURE TO SATISFY LIABILITIES. In the event that the Fund on behalf of its Portfolio fails to satisfy any of the Liabilities as and when due and payable, the failure shall constitute a default under this Section 5B, and the Custodian shall then have with respect to the Collateral, in addition to all other rights and remedies arising hereunder or under applicable law, the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts. Without prejudice to the Custodian’s rights under applicable law, the Custodian shall be entitled, without notice to the Fund, to withhold delivery of any Collateral, sell or otherwise realize on any Collateral and to apply the money or other proceeds and any other monies credited to the cash accounts in satisfaction of such Liabilities. The Fund on behalf of its Portfolio acknowledges that, in the Custodian exercising any such rights or remedies against any Collateral, it will be commercially reasonable for the Custodian (i) to accelerate or cause the acceleration of the maturity of any fixed term deposits comprised in the Collateral and (ii) to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

SECTION 5B.3 UCC FILINGS. The Fund on behalf of its Portfolio hereby irrevocably authorizes the Custodian at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral as described in Section 5B.1 or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of any applicable Uniform Commercial Code jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Fund or a Portfolio is an organization, the type of organization and any organizational identification number issued to the Fund or a Portfolio. The Fund agrees to furnish any such information to the Custodian promptly upon the Custodian’s request. The Fund also ratifies its authorization for the Custodian to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

SECTION 5B.4 CHIEF EXECUTIVE OFFICE. The Fund represents and warrants to the Custodian that the Fund’s chief executive office is located at the address set forth in Section 21 of the Agreement. The Fund covenants to provide to the Custodian at least 30 days’ prior written notice of any change of location of the chief executive office.

SECTION 5B.5 PERFECTED SECURITY INTEREST. The Fund on behalf of its Portfolios agrees to take such actions as the Custodian may from time to time request in order to insure that the Custodian has a first perfected security interest in the Collateral and that the Custodian has the ability to enforce its security interest. Without limitation upon the foregoing, for such purposes the Fund (a) shall promptly deliver to the possession or control of the Custodian or its designee originals of any instruments (including promissory notes) and chattel paper comprised in the Collateral and not already in the possession or under the control of the Custodian and its agents, affiliates and subcustodians, (b) shall promptly obtain termination amendments of Uniform Commercial Code financing statements or terminations or subordinations of security interests or other liens, in form and substance satisfactory to Custodian, where the failure to take such action could result in a competing security in or other lien on any of the Collateral having priority over the security interest of the Custodian in the Collateral, and (c) shall promptly execute and file such notices and registrations and take such other actions, including actions required under the law of any foreign jurisdiction, which are, in the opinion of the Custodian, necessary or advisable to assure the attachment, perfection, priority and ability of the Custodian to enforce the security interest and (d) further authorizes the Custodian to take such action as in the opinion of the Custodian may be necessary or advisable under any foreign law including making an appropriate entry in any security interest, charge or lien registry in the country whose laws the Fund is organized or in which the Fund maintains an office.

2. No Other Modifications. Except to the extent amended hereby, the terms of the Agreement shall remain unchanged and unaffected hereby and shall remain in full force and effect to the extent of, and in accordance with, its terms.

3. Governing Law. This Amendment shall be governed by, subject to and construed under the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

4. Counterparts. This Amendment may be signed in counterparts, which shall together with the Agreement constitute the original Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Amendment as of the day and year written above.

MET INVESTORS SERIES TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX 1 TO THE AGREEMENT, AS AMENDED

By:	/s/ Jeffrey Tupper
Name:	Jeffrey Tupper
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
Name:	Joseph C. Antonellis
Title:	Vice Chairman